EXHIBIT 99

Empi, Inc.
599 Cardigan Road
St. Paul, MN  55126

CONTACT:  Patrick Spangler (651) 415-7404

FOR IMMEDIATE RELEASE

EMPI, INC. ANNOUNCES AGREEMENT TO SELL THE COMPANY TO THE CARLYLE GROUP FOR $26.50 PER SHARE


         Empi, Inc. today announced that it has signed a definitive merger agreement with an affiliate of The Carlyle Group for the acquisition of Empi in a cash merger.

         Under the terms of the merger agreement, which was unanimously approved by a special committee of the Board of Directors and the full Board of Directors of Empi, an affiliate of The Carlyle Group will merge with Empi in a transaction in which Empi shareholders will receive consideration of $26.50 per share in cash.

         Joseph Laptewicz, Chairman and Chief Executive Officer of Empi, said, "We are extremely pleased to have reached a definitive agreement with The Carlyle Group. The overall value of the proposed merger reflects favorably upon Empi and the hard work of its employees in generating average EPS growth in excess of 23% per year over the last three years, despite a challenging business climate in our industry and declining valuations for small cap companies in general."

         Carlyle is a global investment firm that originates, structures and acts as lead equity investor in recapitalizations, strategic minority equity investments, venture capital financings, consolidations and growth capital financings. Founded in 1987, Carlyle has invested over $2.5 billion in equity transactions, and currently has approximately $5.0 billion of capital under management. Glenn Youngkin, managing director of The Carlyle Group, said, "Carlyle is tremendously pleased to be partnering with Empi, and we are looking forward to working with Empi's management team and building on the successful model that they have developed." Carlyle does not anticipate any significant changes in management or in the nature or location of Empi's operations.

         Consummation of the merger is subject to satisfaction of various conditions including approval of the transaction by the shareholders of Empi. It is expected that a meeting of Empi's shareholders to vote on the merger will take place in the third quarter of this year and, if approved, closing of the transaction will occur shortly thereafter.

         Empi is a leading supplier of electrotherapy, iontophoretic drug delivery, orthotic and incontinence treatment products to the orthopedic rehabilitation and incontinence treatment markets it serves. Empi develops, manufactures and markets products, supported by clinical research, that improve the quality of life for patients with functional disabilities, and are used in both the clinic and home setting. Lazard Freres & Co. LLC served as financial advisors to Empi. The company's shares are traded on Nasdaq Stock Market's National Market under the symbol "EMPI."

         Note: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect future financial results is included in both Empi's Annual Reports and on the Form 10-K for the year ended December 31, 1998.